UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2020

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, North Carolina		27105
(Address of principal executive offices)		(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, Par Value $0.01	HBI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Hanesbrands Inc. (the “Company”) and certain of its subsidiaries are party to a Fourth Amended and Restated Credit Agreement dated as of December 15, 2017 (the “Credit Agreement”). The Credit Agreement provides the Company with, among other things, a $1.0 billion committed revolving credit facility (the “Revolving Loan Facility”). A copy of the Credit Agreement, as amended, was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2017.

On March 25, 2020, the Company incurred indebtedness in the aggregate principal amount of $630 million under the Revolving Loan Facility. As a result of the incurrence described above and current outstanding borrowings under the Revolving Loan Facility, there is approximately $45 million unused borrowing capacity under the Revolving Loan Facility.

Item 7.01.	Regulation FD Disclosure.

As a result of the disruption and uncertainty caused by the COVID-19 coronavirus outbreak, on March 25, 2020, the Company issued a press release announcing the draw down of the Revolving Loan Facility and withdrawal of its first-quarter and full-year fiscal 2020 financial guidance provided on February 7, 2020. The Company is not providing updated financial guidance at this time. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 25, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hanesbrands Inc.

Date: March 25, 2020	By:	/s/ M. Scott Lewis
	Name:	M. Scott Lewis
	Title:	Interim Chief Financial Officer and Chief Accounting Officer